Atlanta Gas Light
Chattanooga Gas
Elizabethtown Gas
Elkton Gas
Florida City Gas
Virginia Natural Gas
AGL Networks
Sequent Energy Management
Ten Peachtree Place Atlanta, GA 30309
404 584 4000 phone www.aglresources.com

News Release

AGL Resources Expects Second-Quarter 2008 Earnings Results to Be Lower Than the Prior-Year Quarter;
Full-Year Earnings Guidance Remains the Same

 Rising Natural Gas Prices Result in Reported Losses on Hedges Used by Wholesale Services to Lock in Margins;
Earnings Will Be Realized When Natural Gas Inventory is Withdrawn from Storage

ATLANTA – July 10, 2008 – AGL Resources Inc. (NYSE: ATG) today announced, and reminded the investment community, that its reported earnings are subject to volatility due to changes in natural gas prices.  The company’s Wholesale Services operating segment utilizes derivative instruments, generally in the form of natural gas futures contracts, to hedge natural gas storage inventory.  These instruments are recorded at fair value, with unrealized gains and losses from the change in value reflected in earnings, while the related storage inventory is generally recorded at historical cost.  The hedged value of the storage transactions is ultimately realized when the gas is withdrawn from inventory and delivered to customers.  In addition, the widening of future basis spreads can result in losses on futures contracts used to hedge the value of pipeline transportation capacity.

Consequently, due to the continued increase in forward NYMEX (New York Mercantile Exchange) natural gas prices during the second quarter of 2008 relative to the prior-year quarter, and the widening of transportation basis spreads, both marked as of June 30, 2008, the company expects its second-quarter 2008 reported earnings results to be significantly impacted by pre-tax hedge losses in the range of $53 to $57 million ($33 to $36 million after-tax), or an approximate $0.43 to $0.47 reduction to diluted earnings per share.

A significant portion of the reported hedge losses is expected to be recovered in the third and fourth quarters of 2008 as the natural gas inventory is withdrawn from storage and delivered to customers and the hedging instruments are settled, assuming all factors remain the same.  This expectation could change if Wholesale Services adjusts its daily injection and withdrawal plans in response to changes in market conditions in future months.

During the second quarter of 2007, a decrease in forward NYMEX prices for natural gas and the narrowing of basis spreads resulted in reported gains of $19 million, or $0.15 per diluted share, on Wholesale Services’ storage and transportation hedges, as detailed in the 2007 second quarter Form 10-Q filed with the Securities and Exchange Commission.

“Our Wholesale Services business remains on track to generate economic value for the full year that is consistent with our expectations and with the guidance we provided our investors,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources.  “However, the dramatic increase we have seen in natural gas prices clearly has had a significant impact on our accounting results that we expect to report for the second quarter.  We wanted to provide some early transparency around those results, given last year’s reported second-quarter results and current FirstCall expectations.  Our corporate guidance for the full year remains $2.75 to $2.85 per share.”

AGL Resources does not provide or publish forecasts of quarterly earnings or other quarterly results, and this announcement is not intended to change that policy. AGL Resources will report its second-quarter and year-to-date earnings results on Thursday, July 31, 2008, prior to the market opening, followed by a conference call with the investor community at 9 a.m. ET.  The company will discuss second-quarter and year-to-date 2008 earnings results in more detail at that time.

The conference call will be webcast, and can be accessed via the investor relations section of the company's Web site (www.aglresources.com), or by dialing 800/291-5365 in the United States or 617/614-3922 outside the United States. The confirmation code is 23322361. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 78764000. A replay of the call also will be available on the investor relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors -- many beyond our control -- that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

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Contacts:               Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Jack Holt
Office:404-584-4255
Cell:404-217-0284
jholt@aglresources.com